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                              THE AES CORPORATION

                                      and

                       THE FIRST NATIONAL BANK OF CHICAGO
                                   as Trustee



                       ----------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                            Dated as of July 1, 1996

              (Supplemental to Indenture Dated as of July 1, 1996)

                  10 1/4 % Senior Subordinated Notes Due 2006
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                 FIRST SUPPLEMENTAL INDENTURE dated as of July 1, 1996 between
The AES Corporation, a Delaware corporation (hereinafter called the "Company") and The First National Bank of Chicago, a national banking asociation, as Trustee (hereinafter called the "Trustee").

                 WHEREAS, the Company executed and delivered an Indenture dated as of July 1, 1996 (hereinafter called the "Original Indenture") between the Company and the Trustee providing for the issue from time to time of its unsecured debentures, notes or other evidences of indebtedness in one or more series (hereinafter called the "Securities"); and

                 WHEREAS, Section 9.1 of the Original Indenture provides that the Original Indenture may be amended without the consent of the holders of the Securities in order to establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities pursuant to Sections 2.1 and 2.3 of the Original Indenture; and

                 WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Original Indenture have been satisfied.

                 NOW, THEREFORE, this First Supplemental Indenture

                              W I T N E S S E T H:

                 That in consideration of the premises and of the mutual covenants herein contained, and in order to provide for payment of the principal of (and premium, if any) and interest on all of the Notes, according to their tenor, the Company and the Trustee hereby covenant and agree:

                 SECTION 1. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used and not defined herein that are defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture. Unless otherwise expressly specified, all references to a "Section" herein refer to a section of the First Supplemental Indenture.

                 SECTION 1.1. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision. The following terms shall, unless the context otherwise clearly requires,
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for all purposes of this First Supplemental Indenture have the respective meanings specified in this Section:

                 "Acquisition Debt" means Debt of any Person existing at the time such Person became a Subsidiary of the Company (or such Person is merged into the Company or one of its Subsidiaries) or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person becoming a Subsidiary of the Company).

                 "Adjusted Consolidated Net Income" means, for any period, for any Person the aggregate Net Income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in conformity with GAAP plus the Net Income of any Subsidiary of such Person for prior periods to the extent such Net Income is actually paid in cash to such Person during such period plus the Net Income of any Person (other than a Subsidiary) in which such Person has a joint interest with a third party for prior periods to the extent such Net Income is actually paid in cash to such Person during such period; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the Net Income (or loss) of any Person (other than a Subsidiary) in which such Person has a joint interest with a third party, except to the extent such Net Income is actually paid in cash to such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c)(i) or (c)(ii) of Section 3.3 of this First Supplemental Indenture (and in such case, except to the extent includible pursuant to clause (i) above), the Net Income (if positive) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries; (iii) the Net Income (or loss) of any Subsidiary of such Person, except to the extent such Net Income (if positive) is actually paid in cash to such Person during such period; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) the cumulative effect of a change in accounting principle; and (vi) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person.





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                 "AES Hawaii" means AES Hawaii Management Co., Inc., a Delaware corporation and a Subsidiary of the Company, and its successors.

                 "AES Oklahoma" means AES Oklahoma Management Co., Inc., a Delaware corporation and a Subsidiary of the Company, and its successors.

                 "Asset Acquisition" means (i) an investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged into or consolidated with the Company or any of its Subsidiaries or (ii) an acquisition by the Company or any of its Subsidiaries of the Property of any Person other than the Company or any of its Subsidiaries that constitutes substantially all of an operating unit or business of such Person.

                 "Asset Disposition" means, with respect to any Person, any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by such Person or any of its Subsidiaries to any Person (other than to such Person or a Consolidated Subsidiary of such Person and other than in the ordinary course of business) of
(i) any assets (excluding cash and cash equivalents) of such Person or any of its Subsidiaries or (ii) any shares of Capital Stock of such Person's Subsidiaries. For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law shall not constitute an Asset Disposition. In addition, the term "Asset Disposition" shall not include any sale, transfer, conveyance, lease or other disposition of assets governed by Section 8.1 of the Original Indenture. The term Asset Disposition also shall not include (i) any sale of shares of Capital Stock for the purposes of, and subject to the provisions set forth in, Section 3.7(d) or (f) hereof, (ii) the grant of a security interest by any Person in any assets or shares of Capital Stock securing a borrowing by, or contractual performance obligation of, such Person or any Subsidiary of such Person, (iii) a sale-leaseback transaction involving substantially all of the assets of a Power Generation Facility where a Subsidiary of the Company sells the Power Generation Facility to a Person in exchange for the assumption by that Person of the Debt financing the Power Generation Facility and the Subsidiary leases the Power Generation Facility from such Person, (iv) dispositions of contract rights, development rights and resource data made in connection with the initial development of a Power Generation Facility, made prior to





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the commencement of commercial operation of such Power Facility or (v)
transactions made in order to enhance the repatriation of cash proceeds in connection with a Foreign Asset Disposition or in order to increase the after-tax proceeds thereof available for immediate distribution.

                 "Asset Sale" means the sale or other disposition by the Company or any of its Subsidiaries (other than to the Company or another Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Subsidiary of the Company or (ii) all or substantially all of the Property that constitutes an operating unit or business of the Company or any of its Subsidiaries.

                 "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

                 "Bank Agent" means Morgan Guaranty Trust Company of New York, as agent for the Banks pursuant to the Bank Credit Agreement, and any successor or successors thereto in such capacity.

                 "Bank Credit Agreement" means the Credit Agreement dated as of May 20, 1996 among the Company, the Banks named on the signature pages thereof and the Bank Agent, as such Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Company and whose obligations are guaranteed by the Company thereunder) all or any portion of, the Debt under such Agreement or any successor agreements and includes any agreement with one or more banks or other lending institutions refinancing all or any portion of the Debt under such Agreement or any successor agreements.

                 "Banks" means the lenders who are from time to time parties to the Bank Credit Agreement.

                 "Board of Directors" means either the Board of Directors of the Company or (except for the purposes of clause (iii) of the definition of "Change of Control") any committee of such Board duly authorized to act hereunder.





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                 "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date hereof, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

                 "Capitalized Lease" means, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

                 "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of Persons, (ii) a Person or group (as so defined) of Persons (other than management of the Company on the date hereof or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

                 "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date hereof, including, without limitation, all series and classes of such common stock.

                 "Consolidated EBITDA" of any Person for any period means the Adjusted Consolidated Net Income of such Person, plus (without duplication) (i) income taxes (other than income taxes (x) (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales and (y) actually payable with respect to such period) determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP to the extent payable by such Person, (ii) Consolidated Fixed





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Charges, (iii) depreciation and amortization expense for such period and prior periods, all determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, but only to the extent that the positive cash flow associated with such depreciation and amortization expense is actually received in cash by such Person during such period and (iv) all other non-cash items reducing Net Income for such period and prior periods, all determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, but only to the extent that the positive cash flow associated with such non-cash items is actually received in cash by such Person during such period, and less (without duplication) (i) all non-cash items increasing Net Income of such Person during such period and prior periods, but only to the extent that positive cash flow associated with such non-cash items in not actually received in cash by such Person during such period, and (ii) the aggregate amount of any capitalized expenses (including capitalized interest) paid by such Person during such period which have the effect of increasing Net Income for such period.

                 "Consolidated Fixed Charges" of any Person means, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Subsidiary that is Non-Recourse to such Person and (iii) cash and non-cash dividends due (whether or not declared) on the Preferred Stock of any Subsidiary and any Redeemable Stock of such Person.

                 "Consolidated Interest Expense" of any Person means, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized; provided that Consolidated Interest Expense of the Company shall not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements) in respect





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of that portion of Debt of a Subsidiary of the Company that is Non-Recourse to the Company; and provided further that Consolidated Interest Expense of the Company in respect of a Guarantee by the Company of Debt of a Subsidiary shall be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under the Bank Credit Agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) the Company is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Company on an unconsolidated basis to record such Debt as a liability of the Company.

                 "Consolidated Subsidiary" means at any date with respect to any Person, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

                 "Consolidated Total Assets" means, with respect to any Person at any time, the total assets of such Person and its Consolidated Subsidiaries at such time determined in conformity with GAAP.

                 "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary thereafter.

                 "Debt" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all





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Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such Person under Currency Agreements and Interest Rate Agreements.

                 "Designated Senior Debt" means (i) Debt under the Bank Credit Agreement and (ii) Debt constituting Senior Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

                 "Excess Cash Flow" of any Person for any period means Consolidated EBITDA less Consolidated Fixed Charges less any income taxes actually paid by such Person during such period.

                 "Fixed Charge Ratio" means the ratio, on a pro forma basis, of
(i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Fixed Charges of such Person during such Reference Period; provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to clause (1) above) shall be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period,
(4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person or any of its Subsidiaries is a party to an Interest Rate Agreement (which shall remain in effect for the twelve month period after the Transaction Date) which has the effect of fixing the





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interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (5) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause (4)) (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or
(y) pursuant to clause (iv) in Section 3.1(b) hereof. For the purpose of making this computation, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Subsidiary of the Company or been merged with or into the Company or any Subsidiary of the Company during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in clauses (1) through (5) above assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period).

                 "Foreign Asset Disposition" means any Asset Disposition in respect of the Capital Stock and/or Property of any Subsidiary of any Person where such Subsidiary is organized under the laws of any jurisdiction other than the U.S. or any state thereof or any Subsidiary of the type described in
Section 936 of the Internal Revenue Code of 1986, as amended, to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the U.S. or any state thereof.

                 "Foreign Subsidiary" means any Subsidiary of any Person where such Subsidiary is organized under the laws of a jurisdiction other than the U.S. or any state thereof and more than 80% of the sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) of which are located or derived from operations located in territories of the U.S. or jurisdictions outside the U.S.

                 "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to





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purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                 "Incur" means, with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

                 "Independent Financial Advisor" means a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company and (ii) which, in the sole judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

                 "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary thereafter.

                 "Investment" in a Person means any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to such Person.

                 "Investment Grade" means, with respect to any security, a rating of Baa3 or higher of such security by Moody's Investors Service Inc. together with a rating of BBB- or higher of such security by Standard & Poor's Corporation.

                 "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate,





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partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

                 "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this First Supplemental Indenture, the Company shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

                 "Material AES Entity" means (i) any Subsidiary Guarantor, (ii) any of AES Connecticut Management Co., Inc., AES Thames, Inc., AES Barbers Point, Inc. and AES Shady Point, Inc. and (iii) any other Person in which the Company has a direct or indirect equity Investment if such Person's contribution to Consolidated EBITDA of the Company for the four most recently completed fiscal quarters of the Company constitutes 15% or more of the Consolidated EBITDA of the Company for such period.

                 "Net Cash Proceeds" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or received in any other noncash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP (i) as a consequence of such Asset Disposition, (ii) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (iii) as a result of any repatriation to the U.S. of any proceeds of such Asset Disposition, and in each case net of a reasonable reserve for the after tax-cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or





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any of its Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes (as defined in Section 2 hereof)), and net of all payments made on any Debt which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition.

                 "Net Income" of any Person for any period means the net income
(loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

                 "Net Worth" of any Person means, as of any date, the aggregate of capital, surplus and retained earnings (including any cumulative translation adjustment) of such Person and its Consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

                 "Non-Recourse" to a Person as applied to any Debt (or portion thereof) means that such Person is not directly or indirectly liable to make any payments with respect to such Debt (or portion thereof), that no Guarantee of such Debt (or portion thereof) has been made by such Person and that such Debt (or portion thereof) is not secured by a Lien on any asset of such Person.

                 "Outstanding", when used with reference to Notes, shall, subject to the provisions of Section 2.9 of the Original Indenture, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this First Supplemental Indenture, except

                 (a) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation or which shall have been paid pursuant to
Section 2.8 of the Original Indenture; and

                 (b) Notes, or portions thereof, for the payment or redemption of which moneys or direct obligations of the United States of America backed by its full faith and credit in the necessary amount shall have been deposited in trust with the Trustee or with any paying agent (other than the





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
Company) or shall have been set aside, segregated and held in trust by the Company (if the Company shall act as its own paying agent), provided that if such Notes are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as herein provided, or provision satisfactory to the Trustee shall have been made for giving such notice.

                 "Permitted Investment" means any Investment of the type specified in clauses (iv) through (v) of the definition of Restricted Payment which is made directly or indirectly by the Company and its Subsidiaries; provided that (i) at the time such Investment is made, the Company could Incur at least $1 of Debt under Section 3.1(a) hereof; (ii) at the time such Investment is made, no Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; (iii) after giving effect to the Investment, the aggregate Investments made by the Company and its Subsidiaries in the applicable Person and in any other Persons that have a direct or indirect interest in the same Power Generation Facility or Unrelated Business does not exceed 40% of the Net Worth of the Company as of the end of its most recently ended fiscal quarter; (iv) the Person in which the Investment is made is engaged only in the businesses described in Section 3.5 hereof; and (v) the Company directly or through its Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of any Power Generation Facility or Unrelated Business of the Person in which the Investment is made or (y) has significant influence over the management and operation of any such Power Generation Facility or Unrelated Business in connection with such management or operation. To the extent that an Investment is not a Permitted Investment only because the aggregate investment limitation in clause (iii) above is not satisfied, such Investment shall be treated as a Permitted Investment to the extent of the limitation and any excess Investment shall be subject to the other restrictions of Section 3.3.

                 "Permitted Payments" means with respect to the Company or any of its Subsidiaries (i) any dividend on shares of Capital Stock payable (or to the extent paid) solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock) and any distribution of Capital Stock (other than Redeemable Capital Stock) in respect of the exercise of any right to convert or exchange any instrument (whether Debt or equity and including Redeemable Stock); (ii) any dividend or other distribution payable to the Company by any of its Subsidiaries or by a Subsidiary to another Subsidiary; (iii) the repurchase or other acquisition or retirement for value of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock (unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was by its terms required to be redeemed); (iv) any defeasance, redemption, repurchase or other acquisition for value of any Debt which by its terms ranks pari passu with, or subordinate in right of payment to the Notes with the proceeds from the issuance of (x) Debt which is also pari passu with the Notes or subordinate to the Notes at least to the extent and in the manner as the Debt to be defeased, redeemed, repurchased or otherwise acquired is subordinate in right of payment to, the Notes; provided that such new pari passu or subordinated Debt provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by the Company (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to a "change of control" covenant which is no more favorable to the holders of such Debt than the provisions contained in the Debt being replaced or, if none, Section 3.11) prior to the maturity of Debt being replaced and the proceeds of such new pari passu or subordinated Debt are utilized for such purpose within 45 days of issuance or (y) Capital Stock (other than Redeemable Stock); (v) in respect of any actual payment on account of an Investment which is not fixed in amount at the time when made, the amount determined by the Board of Directors to be a Restricted Payment on the date such Investment was originally deemed to have been made (the "Original Restricted Payment Charge") plus an amount equal to the interest on a hypothetical investment in a principal amount equal to the Original Restricted Payment Charge assuming interest at the rate of 7% per annum compounded annually for a period beginning on the date the Investment was originally deemed to have been made and ending with respect to any portion of the Original Restricted Payment Charge actually paid on the date of actual payment, less any actual payments previously made on account of such Investment; provided that the Permitted Payment under this clause (v) shall in no event exceed the payment actually made; or (vi) a Permitted Investment.

                 "Power Generation Facility" means an electric power or thermal energy generation or cogeneration facility or related facilities, and its or their related electric power transmission, distribution, fuel supply and fuel transportation facilities, all subject to related security interests under related project financing arrangements, together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

                 "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date hereof.

                 "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

                 "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in Sections 3.9 and 3.11 and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Notes required to be repurchased by the Company under Sections 3.9 and 3.11.

                 "Reference Period" means the four fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

                 "Restricted Payment" means, with respect to any Person, (i) any dividend or other distribution on any shares of such Person's Capital Stock; (ii) any payment on account of the purchase, redemption, retirement or acquisition for value of such Person's Capital Stock; (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity of any Debt ranked pari passu with or subordinated in right of payment to the Notes and having a maturity date after the maturity of the Notes; (iv) any Investment in a Subsidiary after the occurrence of an event of default, as defined in any indenture or instrument evidencing or under which such Subsidiary has at the date hereof or shall thereafter have outstanding any Debt, shall happen and be continuing; and (v) any Investment made in an Affiliate (other than a Person that constitutes an Affiliate solely because of the Company's, or a Subsidiary of the Company's, control of such Person). Notwithstanding the foregoing, "Restricted Payment" shall not include any Permitted Payment.

                 "Significant Subsidiary" of a Person means, as of any date, any Subsidiary which has two or more of the following attributes: (i) it contributes 20% or more of such Person's Excess Cash Flow for its most recently completed fiscal quarter or (ii) it contributes 15% or more of Net Income before tax of such Person and its Consolidated Subsidiaries for such Person's most recently completed fiscal quarter or (iii) it constitutes 20% or more of Consolidated Total Assets of such Person at the end of such Person's most recently completed fiscal quarter.

                 "Stated Maturity" means, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

                 "Subsidiary Guarantors" means (i) prior to the first day, if any, on which the Company's long-term debt is rated BBB- or higher by Standard & Poor's Ratings Group and Baa3 or higher by Moody's Investors Service, Inc., AES Oklahoma and AES Hawaii, and (ii) on and after such first day, if any, AES Hawaii.

                 "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

                 "Unrelated Business" means any business not of the type contemplated by clause (a) of Section 3.5 of this First Supplemental Indenture hereof.

                 "U.S." means the United States of America.

                 "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person.

                 "Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person if all the Capital Stock or other ownership interests in such Subsidiary having ordinary voting power to elect the entire board of directors or entire group of other persons performing similar functions (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

                 SECTION 2. Pursuant to Sections 2.1 and 2.3 of the Original Indenture, the Company shall issue the following series of Securities, the form of each Security to be substantially as follows:

                 A series of notes under the Original Indenture designated as the 10 1/4% Senior Subordinated Notes due July 15, 2006 (the "Notes"). The series of Notes will be limited to $250,000,000 aggregate principal amount and will mature on July 15, 2006. The Notes will be issuable in denominations of $1,000 or integral multiples thereof. Each Note will bear interest from July 2, 1996 at the rate of 10 1/4% per annum, payable semi-annually (to holders of record on the first day of the calendar month of such interest payment date, whether or not such date is a Business Day) immediately preceding the interest payment date) on January 15 and July 15 of each year beginning January 15, 1997. The Notes may not be redeemed prior to July 15, 2001. On and after that date, the Notes may be redeemed at any time, in whole or in part, on not less than 30 nor more than 60 days' notice at the prices set forth below:

                 The Notes will be issued as one or more Registered Global Securities for which the Depositary will be the Depository Trust Company.

                 SECTION 2.1. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

                 SECTION 3. In addition to all covenants described in the Original Indenture, the Company covenants and agrees with the Trustee as follows:

                 SECTION 3.1. Limitation on Debt. (a) The Company shall not Incur any Debt, including Acquisition Debt, unless after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of the Company would be greater than (a) 2 to 1 through June 30, 1999 and (b)
2.625 to 1 thereafter. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.


                 (b) Notwithstanding the foregoing, the Company may Incur each and all of the following:

                 (i) Debt under or in respect of the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $225 million provided that in the event the Notes are rated both Ba2 or higher by Moody's Investors Service Inc. and BB or higher by Standard & Poor's Corporation, the $225 million amount in the foregoing clause shall be increased to $425 million; provided further that such Debt shall be permitted under this clause (i) only to the extent such Debt consists of borrowings for working capital purposes or letters of credit issued for purposes consistent with the practices of the Company in its use of the Bank Credit Agreement on or prior to the date hereof;

                (ii) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Notes or other Debt of the Company in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and fees and expenses related to such exchange or refinancing); provided that
         (A) the date of any payment of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) on any Debt so refinanced or exchanged otherwise due after the final scheduled maturity date of the Notes shall not occur prior to such maturity date as a result of such exchange or refinancing and (B) new Debt the proceeds of which are used to exchange or refinance the Notes or other Debt of the Company that is subordinated in right of payment to the Notes shall only be permitted under this clause (ii) if (x) in case the Notes are exchanged or refinanced in part, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is issued, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (y) in case the Debt to be exchanged or refinanced is subordinated in right of payment to the

         Notes, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is issued, is expressly made subordinate in right of payment to the Notes, at least to the extent that the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes and (z) in case the Notes are exchanged or refinanced in part or the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes, as of the date the new Debt is Incurred, the Average Life of the new Debt shall be equal to or greater than the Average Life of the Notes or Debt to be exchanged or refinanced;

             (iii) Debt of the Company to any of its Consolidated Subsidiaries, except that any transfer of such Debt by a Consolidated Subsidiary (other than to another Consolidated Subsidiary) will be deemed to be an Incurrence of Debt; provided that such Debt is expressly subordinated in right of payment to the Notes; and

             (iv) Debt in an aggregate principal amount not to exceed $50 million at any one time outstanding.

                 (c) For purposes of determining any particular amount of Debt under this Section 3.1, Guarantees of, or obligations with respect to letters of credit supporting, Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 3.1, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in clauses (i) through (iv) of Section 3.1(b), the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses and (B) the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

                 SECTION 3.2. Limitation on Subsidiary Debt. (a) The Company shall not permit any Subsidiary to Incur, directly or indirectly, any Debt, including Acquisition Debt. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

                 (b) Notwithstanding Section 3.2(a), each and all of the following Debt may be Incurred by a Subsidiary:

                 (i)      Debt outstanding as of the date hereof;

             (ii) Debt Incurred for any purpose (including without limitation the purposes set forth in clause (iii) below) to the extent of the amount thereof that is also Debt of the Company and is permitted under Section 3.1;

            (iii) Debt Incurred to finance the development, acquisition, construction, maintenance, working capital requirements in the ordinary course of business consistent with past practice or operation of a Power Generation Facility or Unrelated Business in which such Subsidiary has a direct or indirect interest; provided that (a) such Debt shall be permitted under this clause (iii) only to the extent of the amount thereof which (x) is Non-Recourse to the Company and (y) is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility or Unrelated Business, provided that, the foregoing clause (y) shall not apply if (A) each of Moody's Investors Service Inc. and Standard & Poor's Corporation reaffirms the rating of the Notes at a level at least 1 rating category above the respective ratings of the Notes on the date of issuance thereof and (B) such Debt is Non-Recourse to any other Subsidiary of the Company other than Subsidiaries which represented less than 30% of the Consolidated EBITDA of the Company for the Reference Period; and (b) upon the commencement of commercial operation of such Power Generation Facility or, in the case of an acquisition of such Power Generation Facility or Unrelated Business, upon the date of such acquisition, the Company directly or through its Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of the Power Generation Facility or Unrelated Business so financed or (y) has significant influence over the management and operation of such Power Generation Facility or Unrelated Business;

             (iv) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt of such Subsidiary otherwise permitted under this First Supplemental Indenture in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and fees and expenses related to such exchange or refinancing plus any principal amounts previously repaid); provided that (A) the new Debt shall be Non-Recourse to the Company to the same extent as the Debt to be exchanged or refinanced, (B) if such Subsidiary has a direct or indirect interest in any Power Generation Facility or Unrelated Business, the new Debt shall be Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility or Unrelated Business to the same extent as the Debt to be exchanged or refinanced, (C) the date of any payment of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) on any Debt so refinanced or exchanged otherwise due after the final scheduled maturity date of the Notes shall not occur prior to such maturity date as a result of such exchange or refinancing and (D) if the new Debt refinances principal amounts previously repaid, (x) such new Debt shall be permitted only if on the date such new Debt is Incurred, the Company could incur at least $1 of Debt under Section 3.1(a) and (y) the proceeds from such new Debt are not used to make any Restricted Payments;

             (v) Guarantees of Debt of the Company under the Bank Credit Agreement;

             (vi) Debt Incurred to support the performance obligations of a Subsidiary engaged in providing construction management or operating services to a Power Generation Facility; provided that (a) such Debt shall be permitted under this clause (vi) only to the extent of the amount thereof which is Non-Recourse to the Company and is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility or Unrelated Business and (b) upon the commencement of commercial operation of such Power Generation Facility or in the case of an acquisition of such Power Generation Facility, upon the date of such acquisition, the Company directly or through its Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of such Power Generation Facility or (y) has significant influence over the management and operation of such Power Generation Facility;

            (vii) Debt in an aggregate amount for all Subsidiaries at any one time outstanding of not more than $10 million Incurred to finance the on-going operation, but not any expansion or improvement, of a Power Generation Facility or Unrelated Business in which such Subsidiary has a direct or indirect interest; provided that such Debt shall be permitted under this clause (vii) only to the extent it is Non-

         Recourse to the Company and to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility or Unrelated Business;

           (viii) Debt of any Subsidiary of the Company owed to (A) the Company or (B) an Intermediate Holding Company (as defined in Section
         3.4 hereof);

             (ix) Debt in respect of Currency Agreements or Interest Rate Agreements;

              (x) Debt that is Non-Recourse to the Company and Non-Recourse to any other Subsidiary of the Company with a direct or indirect interest in any other Power Generation Facility or Unrelated Business only to the extent that the proceeds of such Debt are received by the Company or an Intermediate Holding Company as a result of such proceeds being used to pay dividends or make distributions on the Capital Stock of such Subsidiary and any other Subsidiary in the chain of ownership between the Company or such Intermediate Holding Company and such Subsidiary; and

             (xi) Debt of the type described in clause (iii) of the definition thereof the Incurrence of which causes a corresponding reduction in any debt service or other similar cash reserve required to be maintained in connection with any Debt of a Subsidiary permitted by clause (iii) above and (to the extent that the same constitutes a refinancing of Debt permitted under such clause (iii)) clause (iv) above, in each case, only to the extent that the proceeds from such reserve reduction are received by the Company or an Intermediate Holding Company as a result of such proceeds being used to pay dividends or make distributions on the Capital Stock of such Subsidiary and any other Subsidiary in the chain of ownership between the Company or such Intermediate Holding Company and such Subsidiary.

                 (c)      For purposes of determining compliance with this
Section 3.2, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in clauses (i) through (xi) of this
Section 3.2(b), the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses and (B) the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

                 SECTION 3.3. Limitation on Restricted Payments. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or after giving effect thereto:

                 (a) an Event of Default or an event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;

                 (b)      the Company could not Incur at least $1 of Debt under
         Section 3.1(a); or

                 (c) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries (the amount of any single or related series of Restricted Payments so expended or distributed, if in excess of $15 million and other than in cash, to be determined in good faith by the Board of Directors, as evidenced by a Board resolution) after the date hereof shall exceed the sum (without duplication) of:

                          (i) 50% of the Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period) beginning on July 1, 1996 and ending on the last day of the fiscal quarter immediately prior to the date of such calculation; provided that if Net Income for such period is less than zero, then minus 100% of the amount of such net loss; plus

                         (ii) if the Notes are Investment Grade at the time of the Restricted Payment, an additional 25% of the Net Income of the Company and its Consolidated Subsidiaries for a period, if any, consisting of the one or more consecutive quarters (taken as one accounting period), if any, contained within, and ending on the same day as, the period referred to in clause (i) above in which the Notes were Investment Grade during the entire period; provided that if Net Income for such period is less than zero, then no amount shall be added under this clause (ii); plus

                         (iii) the aggregate net proceeds (including the fair market value of proceeds other than cash, determined in good faith by the Board of Directors, as evidenced by a Board resolution if the fair market value of such non-cash proceeds is in excess of $15 million) received by the Company from and after the date hereof from the issuance and sale (other than to a Subsidiary) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for, Redeemable Stock or securities other than its Capital Stock), and warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock convertible (whether at the option of the Company or the holder thereof or upon the happening of any event) into (x) any security other than its Capital Stock or (y) its Redeemable Stock; plus

                          (iv) the net reduction in Investments of the type specified in clause (iv) of the definition of Restricted Payment resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets to the Company or other Person that made the original Investment from the Person in which such Investment was made or resulting from the sale or disposition of the Investment or other return of the amount of the Investment; provided that such payment, for purposes of the calculation to be made pursuant to this clause (iv), shall not exceed the amount of the original Investment; plus

                          (v) any amount previously included as a Restricted Payment on account of an obligation by the Company or any Subsidiary of the Company to make a Restricted Payment which has not actually been made by the Company or any Subsidiary of the Company and which is no longer required to be paid by the Company or any Subsidiary of the Company; plus

                          (vi)   $150,000,000;

         provided that this clause (c) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this Section 3.3. For purposes of subclause (iii) of this Section 3.3(c), the aggregate net proceeds received by the Company (x) from the issuance of its Capital Stock upon the conversion of, or exchange for, securities evidencing Debt of the

         Company, shall be calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount (or, if discount Debt, the accreted principal amount) of the Debt evidenced by such securities converted or exchanged and (y) upon the conversion or exchange of other securities of the Company shall be equal to the aggregate net proceeds of the original sale of the securities so converted or exchanged if such proceeds of such original sale were not previously included in any calculation for the purposes of subclause
         (iii) of this Section 3.3(c) plus any additional sums payable upon conversion or exchange.

If an Investment which the Company or any Subsidiary of the Company is obligated to make either in part from time to time or in whole in the future is fixed in amount by the agreement setting forth such obligation, for purposes of determining whether such Investment is a Restricted Payment permitted under this Section 3.3 or is a Permitted Payment, the Investment shall be deemed to have been made only once, in the amount so fixed, at the time the obligation first arises (and not when payments in respect thereof are later made). If an Investment which the Company or any Subsidiary of the Company is obligated to make either in part from time to time or in whole in the future is not fixed in amount by the agreement setting forth such obligations, for purposes of determining whether such Investment is a Restricted Payment permitted under this Section 3.3 or is a Permitted Payment, the Investment shall be deemed to have been made at the time the obligation first arises in an amount to be determined in good faith by the Board of Directors, as evidenced by a Board resolution, and any actual payments in respect of such Investment shall be deemed to be Investments made on the date of payment thereof. Subject to the terms of clause (v) of the definition of Permitted Payments, such later Investments may be Permitted Payments.

                 SECTION 3.4. Limitation on Subsidiary Investments and Mergers. The Company shall not permit any Subsidiary with any direct or indirect interest in a Power Generation Facility to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any other Power Generation Facility or any Unrelated Business. In addition, the Company shall not permit any Subsidiary with any direct or indirect interest in any Unrelated Business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any Power Generation Facility or any other Unrelated Business. The Company's obligation to comply with this covenant shall terminate if and when the

Notes become Investment Grade.  Notwithstanding the foregoing:

                 (a)      subject to any applicable restrictions imposed by
         Section 3.3, the Company may permit one or more of its Subsidiaries (each, an "Intermediate Holding Company") to serve as a holding company for the Company's direct and indirect interests in Power Generation Facilities and Unrelated Businesses; provided that (i) each such Intermediate Holding Company's direct and indirect interest in any Power Generation Facility or Unrelated Business shall be limited to the ownership of Capital Stock or Debt obligations of a Person with a direct or indirect interest in such Power Generation Facility or Unrelated Business; (ii) no consensual encumbrance or restriction of any kind shall exist on the ability of any Intermediate Holding Company to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) of the first paragraph of Section 3.6, other than those in existence on the date hereof or those required by the Bank Credit Agreement or any Guarantee thereof; (iii) no Intermediate Holding Company shall incur, assume, create or suffer to exist any Debt (including any Guarantee of Debt) other than Debt to the Company or Debt permitted under clause (iii) of
         Section 3.2(b) hereof; and (iv) no Lien shall exist upon any assets of such Intermediate Holding Company whether now or hereafter acquired, except for Liens upon the Capital Stock of a Subsidiary of an Intermediate Holding Company securing Debt of such Subsidiary; and

                 (b)      subject to any applicable restrictions imposed by
         Section 3.3, a Subsidiary with an indirect interest in a Power Generation Facility in commercial operation as of the date hereof may acquire the Capital Stock of a Person with a direct or indirect interest in another Power Generation Facility; provided (i) such acquisition is in connection with an Asset Disposition described under
         Section 3.9(a)(ii); (ii) the Subsidiary's direct and indirect interest in each Power Generation Facility shall be limited to the ownership of Capital Stock of a Person with a direct or indirect interest in such Power Generation Facility; and (iii) no consensual encumbrance or restriction of any kind shall exist on the ability of the Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) of the first paragraph of
         Section 3.6, other than those in
         effect on the date hereof or those required by the Bank Credit Agreement or any Guarantee thereof.

                 SECTION 3.5. Limitation on Business. The Company (a) will continue, and will cause each Material AES Entity to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries and (b) will continue, and will cause each Material AES Entity to continue, to operate its and their respective businesses on a basis substantially consistent with the policies and standards of the Company or such Material AES Entity as in effect on the date hereof.

                 SECTION 3.6. Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary owned by the Company or any other Subsidiary of the Company, (b) make payments in respect of any Debt owed to the Company or any other Subsidiary of the Company,
(c) make loans or advances to the Company or any other Subsidiary of the Company or (d) transfer any of its Property to the Company or any other Subsidiary of the Company. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

                 The foregoing paragraph shall not restrict or prohibit any encumbrances or restrictions created or existing (i) in connection with the Incurrence of any Debt permitted under clause (iii), (vi), (vii) or (x) of
Section 3.2(b) or with respect to any portion thereof that is also Debt of the Company and is permitted under Section 3.1; provided that such encumbrances or restrictions are required in order to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financing, (ii) in connection with the execution and delivery of an electric power or thermal energy purchase contract to which such Subsidiary is the supplying party or other contracts with customers, suppliers and contractors to which such Subsidiary is a party and where such Subsidiary is engaged in the development, construction, acquisition or operation of a Power Generation

Facility; provided that such encumbrances or restrictions are required in order to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through
(d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financing, (iii) in connection with the Incurrence of any Debt permitted under clause (iv) of Section 3.2(b), provided that such encumbrances or restrictions taken as a whole are not materially more restrictive on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through
(d) above than those that are then in effect, taken as a whole, in connection with the Debt so exchanged or refinanced, or (iv) in connection with the Bank Credit Agreement and the project financing, electric power and thermal energy purchase arrangements and other contracts with customers, suppliers and contractors in effect on the date hereof, including extensions, refinancings, renewals or replacements thereof, (v) pursuant to customary non-assignment provisions in leases, (vi) pursuant to restrictions imposed pursuant to any stock purchase or asset purchase agreement pending the consummation of the transactions contemplated thereby, (vii) in connection with any Acquisition Debt, provided that such encumbrance or restriction was not incurred in contemplation of the obligor becoming a Subsidiary of the Company, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person, or the Property or assets, acquired, (viii) customary restrictions on transfers of Property subject to a Lien which could not materially adversely affect the Company's ability to satisfy its obligations under this First Supplemental Indenture, the Original Indenture and the Notes or (ix) provisions contained in agreements or instruments relating to Debt which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument, in each case; provided that, in the case of clause (iv) above, such encumbrances and restrictions, taken as a whole, in any such extensions, refinancings, renewals or replacements are not materially more restrictive on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than those encumbrances or restrictions taken as a whole in effect immediately before such extension, refinancing, renewal or replacement. Nothing contained in this covenant shall prevent the Company from granting any Liens not expressly prohibited by this Section 3.6.

                 SECTION 3.7. Limitation on Issuance of Preferred Stock of Subsidiaries. The Company shall not permit any Subsidiary to create, assume or otherwise cause or suffer to exist any Preferred Stock except:


                 (a)      Preferred Stock outstanding on the date hereof;

                 (b) Preferred Stock issued to and held by the Company or a Consolidated Subsidiary of the Company (but only so long as held or owned by the Company or a Consolidated Subsidiary of the Company);

                 (c)      Preferred Stock issued by a Person prior to the time:

                          (i)     such Person became a Subsidiary of the
                 Company;

                          (ii) such Person merges with or into a Subsidiary of the Company; or

                         (iii) another Subsidiary of the Company merges with or into such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Preferred Stock was not issued in anticipation of such transaction;

                 (d) Preferred Stock issued or agreed to be issued by a Subsidiary of the Company in connection with the financing of the construction, equipping, development, operation, acquisition, maintenance or working capital requirements in the ordinary course of business consistent with past practice of a Power Generation Facility or any Unrelated Business; provided that as of the date hereof either the Company does not have any direct or indirect interest or Investment therein or such Power Generation Facility or Unrelated Business is not in commercial operation;

                 (e) Preferred Stock issued by a Subsidiary of the Company in connection with an Asset Disposition described in clause (ii) of
         Section 3.9(a); and

                 (f) Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, any Preferred Stock permitted to be outstanding pursuant to clauses (a) through (e) hereof (or any extension, renewal or refinancing thereof), having a liquidation preference not to exceed the liquidation preference of the Preferred Stock so exchanged or refinanced.

The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

                 SECTION 3.8. Limitation on Additional Tiers of Subordinated Debt Senior to the Securities. The Company shall not Incur or suffer to exist any Debt, other than the Notes, that is subordinate in right of payment to any Senior Debt unless such Debt, by its terms or the terms of the instrument creating or evidencing it, is pari passu with, or subordinate in right of payment to, the Notes; provided that any Debt of the Company or any of its Subsidiaries which is outstanding on the date hereof shall be excluded from the operation of this Section 3.8.

                 SECTION 3.9.  Limitation on Asset Dispositions.     (a)
Subject to the provisions of Section 5.1 of the Original Indenture (as amended hereby) and Article Twelve of the Original Indenture, the Company shall not make, and shall not permit any of its Subsidiaries to make, any Asset Disposition unless the Company (or the Subsidiary, as the case may be) receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of (such amounts in excess of $15 million determined in good faith by the Board of Directors, as evidenced by a Board resolution) and either (i) (A) not less than 75% of the consideration received by the Company (or such Subsidiary, as the case may be) is in the form of cash, provided that any note or other obligation received by the Company (or such Subsidiary, as the case may be) that is immediately converted into cash shall be deemed to be cash for purposes of this clause (i)(A), and (B) first, the Net Cash Proceeds of such Asset Disposition are applied within 90 days from the later of the date of such Asset Disposition or the receipt of Net Cash Proceeds related thereto, to the payment of the principal of, premium and interest on any Senior Debt of the Company (including to cash collateralize letters of credit) if required by the lenders, or the terms, of the Senior Debt and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid and second, to the extent such Net Cash Proceeds are not required by the lenders, or the terms, of the Senior Debt to be applied in accordance with the foregoing or, if after being so applied there remain Net Cash Proceeds, then at the Company's election, such Net Cash

Proceeds are either (x) invested in the business or businesses of the Company or any of its Subsidiaries consistent with Section 3.5; provided that such investment is made within 365 days from the later of the date of such Asset Disposition or the receipt of the Net Cash Proceeds related thereto or (y) in the case of any Asset Disposition by a Subsidiary, applied to the payment of any Debt of such Subsidiary or any Consolidated Subsidiary (other than Debt owed to the Company or another Subsidiary), and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid; provided that such Net Cash Proceeds are so applied within three months after the expiration of the 270 day period referred to in clause (x) above or (z) applied to make a tender offer (the "Offer") to purchase Notes at a purchase price of 100% of their principal amount, plus accrued interest (subject to proration in the event of oversubscription in the manner set forth below); or
(ii) if the Asset Disposition is with respect to the assets or Capital Stock of a Subsidiary, (A) the Company or a Subsidiary receives as consideration exclusively Capital Stock, cash, or assets of a Person which will be used by the Company and its Subsidiaries consistent with Section 3.5, (B) the Company could Incur at least $1 of Debt under Section 3.1(a) and (C) if the Asset Disposition is with respect to greater than 25% of the outstanding Capital Stock or assets of a Significant Subsidiary, the Fixed Charge Ratio of the Company after giving effect to the Asset Disposition shall be no less than 3 to 1; provided that to the extent the Company or any Subsidiary receives any cash consideration in connection with any Asset Disposition pursuant to this clause
(a)(ii), the Net Cash Proceeds from such Asset Disposition shall be applied in accordance with clause (a)(i)(B) of this Section 3.9. Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition are prohibited or delayed by applicable local law from being repatriated to the U.S., the Company (or such Subsidiary, as the case may be) shall not be required to apply the portion of such Net Cash Proceeds so affected in accordance with the preceding sentence (other than to repay Debt of the Subsidiary making such Asset Disposition or Debt of a Consolidated Subsidiary of the Company, in each case as contemplated by the preceding sentence and to the extent the prohibition or delay on repatriation is not applicable to such repayment and such repayment is not in violation of the terms of any Senior Debt) (the Company hereby agreeing to cause the applicable Subsidiary to promptly take all reasonable actions required by the applicable local law to permit such repatriation); provided that once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant. Notwithstanding anything to the contrary continued herein, to the extent that dividends or distributions of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would result in a tax liability greater than that which would be incurred if such Net Cash Proceeds were not so dividended or distributed, the Net Cash Proceeds so affected may be retained by the applicable Subsidiary for so long as such adverse tax liability would continue to be incurred. Notwithstanding anything herein to the contrary, the Company and any Subsidiary may make the following Asset Dispositions: (i) a disposition resulting from the bona fide exercise by governmental authority of its claimed or actual power of eminent domain, (ii) a realization upon a security interest,
(iii) any Permitted Payment or Restricted Payment that is permitted hereunder, or (iv) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or Property of a Subsidiary pursuant to the terms of any power sales agreement or steam sales agreement or other agreement or contract related to the output or product of, or services rendered by, a Power Generation Facility as to which such Subsidiary is the supplying party; provided that to the extent the Company or any Subsidiary receives any cash consideration in connection with such Asset Disposition, the Net Cash Proceeds from such Asset Disposition shall be applied in accordance with clause (a)(i)(B) of this
Section 3.9.

                 (b) If the aggregate purchase price of Notes tendered pursuant to an Offer made pursuant to clause (i)(B)(z) of this Section 3.9(a) is less than the Net Cash Proceeds allotted to the purchase of the Notes, the Company may use the remaining Net Cash Proceeds for general corporate purposes. The Company will not be required to comply with the provisions of clause (i)(B) of Section 3.9(a) hereof if the Net Cash Proceeds from one or more Asset Dispositions occurring on or after the date hereof are less than $25 million in any one fiscal year.

                 (c) (i) Promptly, and in any event within 30 days from the later of the date of any Asset Disposition and the receipt of the Net Cash Proceeds as to which the Company must make an Offer, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each holder of Notes, a written notice stating that:

                 (A) such holder may elect to have his Notes purchased by the Company either in whole or in part

         (subject to prorationing as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 principal amount, at the applicable purchase price;

                 (B) any Note not tendered or accepted for payment will continue to accrue interest;

                 (C) any Note accepted for payment pursuant to the Offer shall cease to accrue interest after the Purchase Date (as defined below); and

                 (D) holders of Notes will be entitled to withdraw their election in the manner described in clause (iii) of this Section 3.9(c).

The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date"), shall include all instructions and materials necessary to enable each holders of Notes to tender Notes pursuant to the Offer and shall contain information concerning the business of the Company which the Company in good faith believes will enable such holder to make an informed decision (which at a minimum will include (1) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing other asset dispositions otherwise described in the offering materials (or corresponding successor reports or reports otherwise required to be delivered to holder of Notes if the Company is no longer filing reports pursuant to the Securities Exchange Act of 1934), (2) a description of material developments in the Company's business subsequent to the date of the latest of such Reports, and (3) if material, appropriate pro forma financial information).

             (ii) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers' Certificate as to (A) the amount of the Offer (the "Offer Amount"), (B) the allocation of the Net Cash Proceeds pursuant to which such Offer is being made and (C) the compliance of such allocation with the provisions of this Section 3.9(a). Not later than one Business Day prior to the Purchase Date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in immediately available funds an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section 3.9. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee or the paying agent (if any), or the Company if acting as its own paying agent, shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee or the paying agent (if the Company is not acting as its own paying agent) is less than the Offer Amount, the Trustee or the paying agent, as the case may be, shall deliver the excess to the Company immediately after the expiration of the Offer Period.

                 (iii) holder of Notes electing to have their Notes purchased will be required to surrender such Notes, with an appropriate form duly completed, to the Trustee at the address specified in the notice at least one Business Day prior to the Purchase Date. Holder of Notes will be entitled to withdraw their election if the Trustee or paying agent (if any) receives not later than the close of business on the Business Day prior to the Purchase Date a telegram, telex, facsimile transmission or letter setting forth the name of the holder and a statement that such holder is withdrawing his election to have all or a portion of his Notes purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by holders of Notes exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000 or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

                 (iv) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section. A Security shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, or the Company if acting as its own paying agent, mails or delivers payment therefor to the surrendering holder.

                 (d) In the event the Company is unable to purchase Notes from holders thereof in an Offer because such purchase is prohibited by any provision of applicable law, the Company need not make an Offer. The Company shall then be obligated to use such Net Cash Proceeds in accordance with clause (i)(B)(x) or (y) of this Section 3.9(a).

                 (e) Whenever Net Cash Proceeds are received by the Company, and prior to the allocation of such Net Cash Proceeds pursuant to this
Section 3.9, such Net Cash Proceeds shall be set aside by the Company in a separate account pending allocation.

                 SECTION 3.10. Limitations on Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any transaction (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) involving aggregate consideration in excess of $5 million with any Affiliate or holder of 5% or more of any class of Capital Stock of the Company except for transactions (including, subject to Section 3.3, any loans or advances by or to, or Guarantee on behalf of, any Affiliate or any such holder) made in good faith the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not such a holder or Affiliate; provided that any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's-length basis with Persons who are not such a holder or Affiliate if such transaction is approved by a majority of the Company's directors (including a majority of the Company's independent directors); and provided further that with respect to the purchase or disposition of assets of the Company or any of its Subsidiaries having a net book value in excess of $15 million, in addition to approval of its Board of Directors, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to the Company or its Subsidiary, as the case may be, from a financial point of view; and provided further that the fairness, reasonableness and arm's-length nature of the terms of any transaction which is part of a series of related transactions may be determined on the basis of the terms of the series of related transactions taken as a whole. This covenant shall not apply to (a) transactions between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries that are approved by the Board of Directors or any committee of the Board of Directors consisting of the Company's independent directors, (b) the payment of reasonable and customary regular fees to directors of the Company or a Subsidiary of the Company, (c) any transaction between the Company and any of its Consolidated Subsidiaries or between any of its Consolidated Subsidiaries, (d) any Permitted Payment and any Restricted Payment not otherwise prohibited by Section 3.3 or (e) the provision of general corporate administrative, operating and management services, including, without limitation, procurement, construction, engineering, construction administration, legal, accounting, financial, money management, risk management, personnel, administration and business planning services, in each case, in the ordinary course.

                 SECTION 3.11. Change of Control. (a) Upon a Change of Control, each holder of Notes shall have, subject to Article Twelve of the Original Indenture, the right to require that the Company repurchase such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, in accordance with the terms contemplated in Section 3.11(b) hereof.

                 (b) Within 30 days following any Change of Control, the Company shall mail a notice to each holder of Notes with a copy to the Trustee stating:

                 (1) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Offer");

                 (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

                 (3) the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the "Repurchase Date");

                 (4) that any Note not tendered will continue to accrue interest;

                 (5) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date;

                 (6) that holders of Notes electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Noteholder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

                 (7) that holders of Notes will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and

                 (8) that holders of Notes who elect to have their Notes purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.

                 (c) On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate identifying the Notes or portions thereof tendered to the Company. The Trustee shall promptly mail to the holders of the Notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such holders a new Note in a principal amount equal to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

                 SECTION 3.12. Officers' Certificates as to Default and as to Compliance. The Company will, so long as any of the Notes are outstanding:

                 (a) deliver to the Trustee, forthwith upon becoming aware of any default or defaults in the performance of any covenant, agreement or condition contained in this First Supplemental Indenture (including notice of any event which with the giving of notice or lapse of time or both would become an Event of Default under Section 6.1 of the Original Indenture (as modified pursuant to Section 4 hereof)), an Officers' Certificate specifying such default or defaults; and

                 (b) deliver to the Trustee within 120 days after the end of each fiscal year of the Company beginning with the fiscal year ending December 31, 1996, an Officers' Certificate to the effect that:

                          (1) a review of the activities of the Company and its Subsidiaries during such year and of performance under the Original Indenture and this First Supplemental Indenture has been made under such officers' supervision; and

                          (2) to the best of such officers' knowledge, based on such review, the Company has complied with all conditions and covenants and has fulfilled all its other obligations under the Original Indenture and this First Supplemental Indenture throughout such year (such compliance to be determined without regard to any period of grace or requirement of notice provided under the Original Indenture and this First Supplemental Indenture), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to them and the nature and status thereof.

                 SECTION 4.  In addition to the Events of Default described in
Section 6.1 the Original Indenture, an Event of Default shall occur with respect to the Notes if:

                 (a) an event of default, as defined in any indenture or instrument evidencing or under which the Company or any Significant Subsidiary has as of the date hereof or shall hereafter have outstanding any Debt, shall happen and be continuing and either (i) such default results from the failure to pay the principal of such Debt in excess of $10 million at final maturity of such Debt or (ii) as a result of such default, the maturity of such Debt shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 30 days and the principal amount of such Debt, together with the principal amount of any other Debt of the Company or any Significant Subsidiary in default, or the maturity of which has been accelerated, aggregates

         $10 million or more; provided that such default shall not be an Event of Default if such Debt is Debt of a Significant Subsidiary, is Non-Recourse to the Company in respect of the amounts not paid or due upon acceleration and the Company could, at the time of default, incur at least $1 of Debt under Section 3.1(a); and provided further however that, subject to the provisions of Sections 7.1 and 7.2 of the Original Indenture, the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by the Company, by the holder or an agent of the holder of any such Debt, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of the Notes at the time Outstanding;

                 (b) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company contained in the Notes, the Original Indenture or this First Supplemental Indenture and such failure continues for a period of 30 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that the Company remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding; or

                 (c) one or more judgments or orders shall be entered by a court against the Company or any Significant Subsidiary for the payment of money in an amount which, individually or in the aggregate exceeds $10 million (excluding the amount thereof covered by insurance or by a bond written by third parties but treating any deductibles, self insurance or retentions as not so covered by insurance) and which judgments or orders shall not be discharged or waived, and shall remain outstanding and there shall be any period of 30 consecutive days following entry of such judgment or order in excess of $10 million or the judgment or order which causes the aggregate amount to exceed $10 million during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, that such a judgment or order shall not be an Event of Default if such judgment or order is against a Significant Subsidiary and does not require any payment by the Company and the Company could, at the expiration of the applicable 30 day period, incur at least $1 of Debt under Section 3.1(a).

                 SECTION 5. The Company covenants and agrees with the Trustee that, in addition to the provisions of Section 5.1 of the Original Indenture it shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with or into the Company unless:

                          (i) the Net Worth of the Company or the surviving entity, as the case may be, on a pro forma basis after giving effect to such transaction is not less than the Net Worth of the Company immediately prior to such transaction; and

                          (ii) immediately after giving effect to such transaction on a pro forma basis, the Company or the surviving entity would be able to incur at least $1 of Debt under
                 Section 3.1(a) hereof.

                 Notwithstanding the foregoing, clause (ii) of this Section 5.1 shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the Board of Directors as evidenced by a Board resolution) to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the limitations imposed by this Section 5.1 or Sections 5.1 of the Original Indenture.

                 SECTION 6. The Company may, at any time after July 15, 2001, redeem all, or from time to time any part of, the Notes upon payment of the optional redemption prices set forth in the form of Note related thereto, together with accrued interest to the date fixed for redemption.

                 SECTION 7. Nothing in this First Supplemental Indenture, expressed or implied, is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and the holders of the Notes any right, remedy or claim under or by reason of this First Supplemental Indenture or any covenant, stipulation, promise or agreement contained herein; all the covenants, stipulations, promises and agreements contained herein being for the sole and exclusive benefit of the parties hereto and their successors, and the holders from time to time of the Notes.

                 SECTION 8. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes relating to the Notes and every holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture as supplemented hereby shall be bound hereby. The Original Indenture as supplemented by this First Supplemental Indenture is hereby in all respects ratified and confirmed.

                 SECTION 9. The Trustee, for itself and its successor or successors, accepts the trust of the Original Indenture as amended by this First Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Original Indenture, and, without limiting the generality of the foregoing, the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

                 SECTION 10. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first written above.


(SEAL)                                             THE AES CORPORATION
                                                     as the Company
Attest:
                                                   By
                                                     ------------------------
                                                     Name:
                                                     Title:
- ----------------------



(SEAL)
                                                   THE FIRST NATIONAL BANK
                                                     OF CHICAGO
                                                     as Trustee

Attest:
                                                   By
                                                     -----------------------
                                                     Name:
                                                     Title:
- ---------------------

STATE OF _________        )
                          )
COUNTY OF ________        )


                 BEFORE ME, the undersigned authority, on this __ day of ________, 1996, personally appeared ____________, ____________ of The AES
Corporation, a Delaware corporation, known to me (or proved to me by introduction upon the oath of a person known to me) to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same as the act of such corporation for the purposes and consideration herein expressed and in the capacity therein stated.

                 GIVEN UNDER MY HAND AND SEAL THIS ____ DAY OF __________,
1996.

(SEAL)

                                           --------------------------------
                                           NOTARY PUBLIC, STATE OF ________
                                           Print Name:_____________________
                                           Commission Expires:_____________

STATE OF                  )
                          )
COUNTY OF                 )


                 BEFORE ME, the undersigned authority, on this _______ day of __________, 1996, personally appeared _________________, _______________ of The
First National Bank of Chicago, a ______________, known to me (or proved to me by introduction upon the oath of a person known to me) to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same as the act of such trust for the purposes and consideration herein expressed and in the capacity therein stated.

                 GIVEN UNDER MY HAND AND SEAL THIS _____ DAY OF __________,
1996.

(SEAL)
                                           --------------------------------
                                           NOTARY PUBLIC, STATE OF ________
                                           Print Name:_____________________
                                           Commission Expires:_____________